News - The Pennsylvania Avenue Funds

Fund Closed Tomorrow

The Fund will be closed on Friday, June 10, 2004 due to the closing of the New York Stock Exchange. Orders received after 4 p.m. on Thursday, June 9, will receive Monday's closing price.
Thursday, June 10, 2004 -

Memorial Day: Fund Closed

U.S. markets will be closed Monday, May 31, 2004 for Memorial Day. Orders received after 4 p.m. on Friday, May 28, will receive Tuesday's closing price.
Friday, May 28, 2004 -

Good Friday: Fund Closed

U.S. markets will be closed Friday, April 9, 2004 in observance of Good Friday. Orders received after 4 p.m. on Thursday, April 8, will receive Monday's closing price.
Thursday, April 8, 2004 -

Pennsylvania Avenue Funds Available Through DataLynx And Fiserv

The Investor Class Shares of the Pennsylvania Avenue Event-Driven Fund are now available through
DataLynx, TrustLynx, ResourceTrust and Lincoln Trust under the ticker symbol MF4013. You can hold your investment in the fund through your brokerage account if your broker clears through Fiserv.
Monday, March 22, 2004 -

Fund Available Through Penson Platform

Investor Class Shares of the Pennsylvania Avenue Event-Driven Fund are now available through Penson Financial Services Inc. Broker/dealers and Investment Advisers clearing through Penson can purchase and redeem shares easily through this platform.
Wednesday, March 3, 2004 -

Wall Street Journal Mentions Event-Driven Fund

The Wall Street Journal mentioned the Pennsylvania Avenue Event-Driven Fund in its article "Urge To Merge Helps 'Deal' Funds" starting on page R1.
Monday, March 1, 2004 -

Pennsylvania Avenue Funds To Stop OneSource Information Buyout

The Pennsylvania Avenue Funds filed a lawsuit in Delaware today to stop the proposed buyout of OneSource Information Services Inc (NasdaqNM:ONES) Click Here To Read The Complaint. The Fund is represented by Finkelstein, Thompson & Loughran.
Friday, February 20, 2004 -

President's Day: Fund Closed

U.S. markets will be closed Monday, February 16, 2004 in observance of President's Day. Orders received after 4 p.m. on Friday, February 13, will receive Tuesday's closing price.
Thursday, February 12, 2004 -